Exhibit (h)(8)(ii)

NEUBERGER BERMAN EQUITY FUNDS

CLASS A

ADMINISTRATION AGREEMENT

SCHEDULE A

The Class A of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Emerging Markets Equity Fund

Neuberger Equity Income Fund

Neuberger Focus Fund

Neuberger Genesis Fund

Neuberger International Equity Fund

Neuberger International Select Fund

Neuberger Intrinsic Value Fund

Neuberger Large Cap Growth Fund

Neuberger Large Cap Value Fund

Neuberger Mid Cap Growth Fund

Neuberger Mid Cap Intrinsic Value Fund

Neuberger Multi-Cap Opportunities Fund

Neuberger Quality Equity Fund

Neuberger Real Estate Fund

Neuberger Small Cap Growth Fund

Neuberger U.S. Equity Impact Fund

Date: December 18, 2025

NEUBERGER BERMAN EQUITY FUNDS

CLASS A

ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Class A Administration Agreement shall be:

(1)	For the services provided to the Class A of a Series and its shareholders (including amounts paid to third parties), 0.26% per annum of the average daily net assets of the Class A of said Series; plus in each case

(2)	Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017